Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT
AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT Agreement, dated July 29, 2014 (this “Amendment No. 1”), is by and among Wells Fargo Bank, National Association, in its capacity as agent pursuant to the Credit Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”), Hamilton Beach Brands, Inc., formerly known as Hamilton Beach/Proctor-Silex Inc., a Delaware corporation (“Parent” or “US Borrower”) and Hamilton Beach Brands Canada, Inc., formerly known as Proctor-Silex Canada Inc., an Ontario corporation (“Hamilton Brands Canada” or “Canadian Borrower”, and together with US Borrower, each individually a “Borrower” and collectively, “Borrowers”).
W I T N E S S E T H :
WHEREAS, Agent, Lenders and Borrowers have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Amended and Restated Credit Agreement, dated as of May 31, 2012, by and among Agent, Lenders and Borrowers (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”) and the other Loan Documents;
WHEREAS, Borrowers desire to amend certain provisions of the Credit Agreement as set forth herein, and Agent and Lenders are willing to agree to such amendments on the terms and subject to the conditions set forth herein;
WHEREAS, by this Amendment No. 1, Agent, Lenders and Borrowers desire and intend to evidence such amendments;
NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions.

(a)Additional Definition. As used herein or in the Credit Agreement or any of the other Loan Documents, the term “Amendment No. 1” shall mean Amendment No. 1 to Amended and Restated Credit Agreement, dated July 29, 2014, by and among Agent, Lenders and Borrowers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and the Credit Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, such definition.

(b)Amendments to Definitions.

(i)The definition of “Eligible Trademarks Amount” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Eligible Trademarks Amount” means an amount equal to the lesser of (a) twenty-five (25%) percent of the most recent appraised fair market value of the Eligible Trademarks based on a written appraisal and performed by an appraiser reasonably acceptable to Agent and reviewed and accepted by Agent and (b) $30,000,000, which amount will amortize on a monthly basis by an amount equal to such Eligible Trademarks Amount divided by sixty, commencing on September 1, 2014 and on the first (1st) day of each month thereafter. Within eighteen (18) months after the date of Amendment No. 1, upon request from US Borrower to Agent, US Borrower shall have a one-time option to increase the Eligible Trademarks Amount to an amount equal to the lesser of (a) twenty-five (25%) percent of the most recent appraised fair market value of the Eligible Trademarks based on a written appraisal conducted after the date of Amendment No. 1 and performed by an appraiser reasonably acceptable to Agent and reviewed and accepted by Agent and (b) $30,000,000 (the “Eligible Trademarks Amount Re-Load”), which amount will amortize on a monthly basis by an amount equal to such Eligible Trademarks Amount divided by sixty, commencing on the first day of the first full month after the date of the Eligible Trademarks Amount Re-Load and on the first (1st) day of each month thereafter; provided, that, (i) on the date of the Eligible Trademarks Amount Re-Load and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing, (ii) Agent shall have received an updated written appraisal of the Eligible Trademarks conducted after the date of Amendment No. 1 reasonably satisfactory to Agent and performed by an appraiser reasonably acceptable to Agent and reviewed and accepted by Agent, (iii) on the date of the Eligible Trademarks Amount Re-Load and after giving effect thereto, Excess Availability shall be not less than $25,000,000, (iv) Excess Availability for each of thirty (30) consecutive days prior to the date of the Eligible Trademarks Amount Re-Load shall have been not less than $25,000,000 and (v) Borrowers shall pay to Agent, for the account of Lenders, or Agent, at its option, may charge the loan account of Borrowers maintained by Agent, a fee in the amount of $20,000, which fee is fully earned and payable on the date of the Eligible Trademarks Amount Re-Load and will constitute part of the Obligations.
(ii)The definition of “Applicable Margin” set forth in the Credit Agreement is hereby amended by deleting the interest rate grid therein in its entirety and replacing it with the following:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans, Bankers’ Acceptances and Letter of Credit Fees (the “LIBOR Rate Margin”)
I	Greater than or equal to $40,000,000	0%	1.50%
II	Less than $40,000,000	0%	1.75%

(iii)The definition of “Applicable Unused Line Fee Percentage” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Applicable Unused Line Fee Percentage” means, as of any date of determination, 0.25%.
(iv)The definition of “Maturity Date” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Maturity Date” means July 29, 2019.
(c)Interpretation. For purposes of this Amendment No. 1, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement as amended by this Amendment No. 1.

2.Letters of Credit. Section 2.11(b)(i) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(i) the Letter of Credit Usage would exceed $5,000,000, or”.
3.Amendment Fee. In consideration of the amendments set forth herein, Borrowers shall pay to Agent, for the account of Lenders, or Agent, at its option, may charge the loan account of Borrowers maintained by Agent, an amendment fee in the amount of $200,000, which fee is fully earned and payable on the date of this Amendment No. 1 and shall constitute part of the Obligations.

4.Representations and Warranties. Borrowers, jointly and severally, represent and warrant with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Loan Documents, being a continuing condition of the making of Loans and providing Letters of Credit to Borrowers:

(a)no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment No. 1;

(b)this Amendment No. 1 and each other agreement to be executed and delivered by Borrowers in connection herewith (together with this Amendment No. 1, the “Amendment Documents”) has been duly authorized, executed and delivered by all necessary corporate or organizational action on the part of each Borrower which is a party and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of each of the Borrowers, as the case may be, contained herein and therein constitute legal, valid and binding obligations of each of the Borrowers, enforceable against them in accordance with their terms, except as enforceability is limited by equitable principals or by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights generally;

(c)the execution, delivery and performance of this Amendment No. 1 and the other Amendment Documents (i) are all within each Borrower’s corporate powers and (ii) are not in contravention of law or the terms of any Borrower’s certificate of incorporation, bylaws, or other organizational documentation, or any material indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound which such contravention could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(d)all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

5.Conditions Precedent. The amendments contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner reasonably satisfactory to Agent:

(a)Agent shall have received counterparts of this Amendment No. 1, duly authorized, executed and delivered by Borrowers;

(b)Agent shall have received the consent or authorization from such Lenders as are required for the amendments provided for herein to execute this Amendment No. 1 on behalf of the Lenders;

(c)On the date hereof and after giving effect to the effectiveness of this Amendment No. 1, Excess Availability shall not be less than $30,000,000;

(d)Agent shall have received a field examination, an Inventory appraisal and a Trademarks appraisal in accordance with the terms of the Credit Agreement, each in form and substance, and with results, reasonably satisfactory to Agent;

(e)Agent shall have received a true and correct copy of each consent, waiver or approval (if any) to or of this Amendment No. 1, which any Borrower is required to obtain from any other Person, and such consent, approval or waiver (if any) shall be in form and substance reasonably satisfactory to Agent; and

(f)No Default or Event of Default shall exist or have occurred and be continuing.

6.Effect of this Amendment. Except as expressly set forth herein, no other amendments, changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 1 or with respect to the subject matter of this Amendment No. 1. To the extent of conflict between the terms of this Amendment No. 1 and the other Loan Documents, the terms of this Amendment No. 1 shall control. The Credit Agreement and this Amendment No. 1 shall be read and construed as one agreement.

7.Governing Law. The validity, interpretation and enforcement of this Amendment No. 1 and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

8.Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

9.Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 1.

10.Entire Agreement. This Amendment No. 1 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

11.Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 1.

12.Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1. Any party delivering an executed counterpart of this Amendment No. 1 by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Amendment No. 1, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Amendment No. 1.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

US BORROWER HAMILTON BEACH BRANDS, INC.
/s/ James H. Taylor
James H. Taylor
Vice President and Chief Financial Officer

CANADIAN BORROWER HAMILTON BEACH BRANDS CANADA, INC.
/s/ James H. Taylor
James H. Taylor
Vice President and Chief Financial Officer
AGENT AND LENDERS
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent and a Lender

/s/ Sang Kim
Sang Kim
Vice President

WELLS FARGO CAPITAL FINANCE
CORPORATION CANADA, as a Lender

/s/ Sang Kim
Sang Kim
Vice President

BANK OF AMERICA, N.A., as a Lender

/s/ Stephen L. Hipsman
Stephen L. Hipsman
Senior Vice President

KEYBANK, NATIONAL ASSOCIATION, as a Lender

/s/ Nadine M. Eames
Nadine M. Eames
Vice President